K May 16

February 18, 2005

LETTER AGREEMENT

QUICKSILVER VENTURES INC.("QUICKSILVER")
Suite 1204-700 West Pender Street
Vancouver, British Columbia
Canada V6G 3C9

And

GTE VENTURES LIMITED ("GTE")
P.O. Box MS 62, Mile Seven
Achimota, Accra
Republic of Ghana, West Africa

This Letter Agreement will outline the terms whereby QUICKSILVER will be granted the option by GTE to acquire 100% of GTE's interest in the Asubura Property.

WHEREAS:

A. GTE Ventures Limited ("GTE") is a private corporation incorporated under the laws of the Republic of Ghana, West Africa. Zaknet Limited ("Zaknet") is a private corporation incorporated under the laws of the Republic of Ghana, West Africa. QUICKSILVER is a public company incorporated under the laws of British Columbia, Canada and whose shares trade on the Canadian TSX Venture Exchange.

B. Zaknet was granted the Asubura Reconnaissance Concession (the "Property") pursuant to a permit granted by the Republic of Ghana, a copy of which is attached as Schedule "A" hereto (the "Property Grant").

C. Zaknet signed a Letter Agreement transferring all of its interest, rights and title in and to the Property Grant to GTE with no residual interest retained by Zaknet. A copy of this Letter Agreement is attached as Schedule "B" hereto (the "Zaknet Agreement").

D. GTE desires to grant to QUICKSILVER an option to purchase GTE's interest in and to the Property and in, to and under the Property Grant and Zaknet Agreement, and QUICKSILVER wishes to obtain an option to purchase the said interest in and to the Property and in, to and under the Property Grant and Zaknet Agreement, on and subject to the terms and conditions herein contained.

E. QUICKSILVER and GTE will negotiate in good faith to create and enter into a definitive agreement (the "Definitive Agreement") to supercede and replace this Letter Agreement and that will encompass the terms, conditions and intent herein.

NOW THEREFORE in consideration of the premises and of the mutual promises, covenants, conditions, representations and warranties herein contained, the parties hereto agree as follows:

1. INTERPRETATION

1.1 For the purposes of this Agreement, including the recitals and any schedules hereto, unless there is something in the subject matter or context inconsistent therewith, the following words and expressions shall have the following meanings:

(a) "Agreement" means this Letter Agreement;
(b) "Exchange" means the TSX Venture Exchange.
(c) "Expenditures" means monies expended in carrying out Mining Work.
(d) "Mining Work" means every kind of work done on or in respect of the Property and, without limiting the generality of the foregoing, includes prospecting, exploring, geological, geophysical and geochemical surveying, mapping, sampling, examining, drilling, developing, dewatering, shaft sinking, raising, crosscutting and drifting, assaying, testing, constructing, reporting, maintaining and operating roads, trails and bridges, upon or across the Property, buildings, equipment, plant and supplies, salaries and wages (including fringe benefits) of employees and contractors directly engaged therein, insurance premiums, fees and charges required to maintain or renew the Property Grant and all other expenses ordinarily incurred in prospecting, exploring, and developing mining lands.
(e) "Net Smelter Return" shall be defined in the Definitive Agreement by terms normally accepted under international mining practice.
(f) "Property" means the mineral property more particularly described in Schedule "A" hereto together with any surface rights, mineral rights, personal property and permits associated therewith, and shall include any renewal thereof and any other form of successor or substitute title thereto;
(g) "Property Grant" means the reconnaissance licence attached as Schedule "A" to this Agreement and any form of renewal, successor or substitute title such as Prospecting Licences and Mining Leases issued by the Government of Ghana.
(h) "Zaknet Agreement" means the letter agreement attached as Schedule "B" hereto.

(i) Other designated terms have the meaning ascribed to them in this Agreement.

1.2 The titles to the respective Sections hereof shall not be deemed to be a part of this Agreement but shall be regarded as having been used for convenience only.

1.3 Words used herein importing the singular number shall include the plural, and vice-versa, and words importing the masculine gender shall include the feminine and neuter genders, and vice-versa, and words importing persons shall include firms, partnerships and corporations.

2. **WORKING OPTION:** QUICKSILVER and its employees and agents and any person duly authorized by QUICKSILVER shall have the sole and exclusive right and option (the "Working Option"), subject to the provisions of this Agreement to:

(a) enter upon the Property;
(b) act as operator of the Property and Mining Work.
(c) determine, after consultation with GTE, a designated work program for the Property and carry out this work program with personnel chosen by QUICKSILVER. Upon request by QUICKSILVER, GTE personnel may be employed and may accept contract employment to work on the Property at prevailing commercial rates. Terms of such employment will be considered as separate from and independent of this Agreement;
(d) bring and erect upon the Property such facilities and equipment as QUICKSILVER may consider advisable and allowed under the Property Grant; and
(e) remove from the Property and dispose of reasonable quantities of any mineral products derived therefrom, for the purpose of obtaining assays or making other tests.

3. OPTION PAYMENTS AND WORK REQUIREMENTS

3.1 In order to maintain the Working Option in good standing and to earn the interest in the Property and the Property Grant hereinafter provided for, QUICKSILVER shall complete the following:

3.1.1 expend US$1 000 000 in Mining Work upon the Property as follows;

3.1.1.1 on or before July 31, 2005, $80,000 (this is an firm commitment);
3.1.1.2 on or before July 31, 2006, an additional $400,000; and
3.1.1.3 on or before July 31, 2007, an additional $520,000.

("Work Requirements")

3.1.2 issuing to GTE the following cash payments:

3.1.2.1 US$10 000 upon signing of this Agreement;
3.1.2.2 US$30 000 on or before October 8, 2006; and
3.1.2.3 US$60 000 on or before October 8, 2007;

("Cash Payments").

3.1.3 issuing to GTE the following fully paid and non-assessable common shares of QUICKSILVER:

3.1.3.1 US$10,000 worth of shares based on the 10 day average closing price prior to issuance to be issued within 15 business days after acceptance for filing by the Exchange of this Agreement;

3.1.3.2 US$30,000 worth of shares based on the 10 day average closing price prior to issuance to be issued on or before October 8, 2006; and

3.1.3.3 US$60,000 worth of shares based on the 10 day average closing price prior to issuance to be issued on or before October 8, 2007;

("Share Payments").

3.2 Any and all QUICKSILVER share certificates issued as Share Payments are to be issued as follows:

47.5% to the name of George Gorzynski
47.5% to the name of Janet Tetteh
5% to the name of G.O. Kesse

All share certificates issued for Share Payments are to be delivered as described in Section 10.

3.3 QUICKSILVER is to pay all operating costs related to the Property and other fees or charges required in order to maintain the Property Grant in good standing during the term of the Working Option after the signing of this Agreement. Such fees and charges shall be included in Expenditures.

4. ACQUISITION OF INTEREST AND ROYALTY INTEREST

4.1 Upon QUICKSILVER completing the schedule of Work Requirements, Cash Payments and Share Payments set out in Section 3, QUICKSILVER shall be deemed to have earned 100% of GTE's interest in and to the Property and in, to and under the Property Grant and the Zaknet Agreement, subject to the GTE Royalty Interest referred to in paragraph 4.2.

4.2 Upon QUICKSILVER earning its interest in the Property and the Property Grant under Section 4.1, GTE will then be immediately granted a 3.5% Net Smelter Royalty Interest (the "GTE Royalty Interest") by QUICKSILVER in and to the Property and in, to and under the Property Grant by QUICKSILVER under this Agreement. QUICKSILVER shall have the option at anytime during the

currency of this Agreement to purchase half of the GTE Royalty Interest (1.75% Net Smelter Return Royalty Interest) for US$ 2 000 000.

5. TERMINATION PRIOR TO ACQUISITION OF INTEREST

5.1 Notwithstanding anything in this Agreement to the contrary, if QUICKSILVER should be in default in performing any requirement herein set forth, GTE shall give written notice to QUICKSILVER, specifying the default and QUICKSILVER shall not lose any rights granted under this Agreement, unless, within thirty (30) days after the giving of a notice of default by GTE, QUICKSILVER has failed to take reasonable steps to cure the default by the appropriate payment or performance, (QUICKSILVER hereby agreeing that should it so commence to cure any defect it will prosecute the same to completion without undue delay); and if QUICKSILVER fails to take reasonable steps to cure any such default, GTE shall be entitled thereafter to terminate this Agreement and the provisions of Section 5..3 shall then be applicable, and to seek any remedy GTE may have on account of such default.

5.2 QUICKSILVER shall have the right to terminate this Agreement at any time after July 31, 2005 by giving written notice of such termination to GTE and upon the effective date of such termination this Agreement shall be of no further force and effect except that QUICKSILVER shall be required to satisfy any requirements which have accrued under the provisions of this Agreement which have not been satisfied and satisfy the provisions of Section 5.3. QUICKSILVER's obligations prior to July 31, 2005 under this Agreement are considered to be firm commitments.

5.3 If this Agreement is terminated under Section 5.1 or 5.2, QUICKSILVER shall:

(a) deliver to GTE as soon as possible after receipt of written request from GTE copies of all reports, maps, drill logs, assay results and any other relevant technical data compiled by QUICKSILVER with respect to the Property which have not been previously delivered to GTE;

(b) remove from the Property within six (6) months of the effective date of termination all mining and exploration equipment and facilities erected, installed or brought upon the Property by or at the instance of QUICKSILVER, and any mining equipment and facilities remaining on the Property after the expiration of the said period shall without compensation to QUICKSILVER, become the property of GTE; and

(c) perform all reclamation and restoration of the Property required by applicable laws and regulations as a result of QUICKSILVER's activities or operations on the Property, and this obligation shall survive termination of this Agreement to the extent that any such

reclamation and restoration obligations have not been completed on the date of termination.

(d) return the Property and Property Grant to GTE in good standing free and clear of all liens and encumbrances, and forward to GTE cash in lieu of any shortfall in the firm commitments of Sections 3.1.1.1 and 3.1.2.1.

6. **COVENANTS OF QUICKSILVER:** QUICKSILVER covenants with and represents and warrants to GTE that:

(a) it is a company duly incorporated, validly subsisting and in good standing with respect to filing of annual reports under the laws of British Columbia;

(b) it has full power and authority to carry on its business and to enter into this Agreement and any agreement or instrument referred to in or contemplated by this Agreement;

(c) the execution, delivery and performance of this Agreement, and the consummation of the transactions herein contemplated will not conflict with, accelerate the performance required by or result in the breach of any agreement to which it is a party or by which it is currently bound;

(d) shall keep the Property and the Property Grant in good standing by doing all acts and things and making all payments which may be necessary in that regard after the signing of this Agreement and as long as this Agreement is in effect. Upon request GTE shall advise QUICKSILVER of such necessary actions in advance;

(e) shall keep the Property free and clear of all liens and encumbrances arising from its operations hereunder (except liens contested in good faith by the QUICKSILVER) and save GTE harmless from any and all costs, loss or damage sustained or incurred without gross negligence or bad faith by QUICKSILVER directly or indirectly as a result of its exercise of its powers pursuant to this Agreement;

(f) upon reasonable notice to QUICKSILVER, permit GTE, or its representatives, access to the Property at all times and to all records prepared by QUICKSILVER in connection with work done on or with respect to the Property;

(g) furnish to GTE as soon as practical not later than July 31st of each year a comprehensive written report on the work carried out by QUICKSILVER on or with respect to the Property during the preceding year and results obtained;

(h) maintain true and correct books, accounts and records of operations hereunder.

7. **COVENANTS OF GTE:** GTE covenants with and represents and warrants to QUICKSILVER that:

(a) it is a company duly incorporated, validly subsisting and in good standing under the laws of the Republic of Ghana;

(b) the following are the only legal and recorded shareholders of each and all the shares of GTE:

Shareholder	No. of Shares
GEORGE GORZYNSKI	4 750 000
JANET TETTEH	4 750 000
G. O. KESSE	500 000
Total issued and outstanding shares in GTE:	10 000 000

(c) it has full power and authority to carry on its business and to enter into this Agreement and any agreement or instrument referred to in or contemplated by this Agreement;

(d) the execution, delivery and performance of this Agreement, and the consummation of the transactions herein contemplated will not conflict with, accelerate the performance required by or result in the breach of any agreement to which it is a party or by which it is currently bound;

(e) GTE holds 100% of the Property and the Property Grant subject to an underlying 10% interest held by the Government of Ghana and the execution of the Sales Contract attached as Schedule "B" and registration of such Sales Contract with appropriate government authorities;

(f) the Property and Property Grant is valid and in good standing as at the date hereof;

(g) the Property is free and clear of any and all liens, charges and encumbrances and is not subject to any right, claim or interest of any other person other than as set forth in Schedule "A" and the laws of the Republic of Ghana;

(h) subject to seeking and obtaining any required consents from the Government of Ghana to the disposition contemplated hereby, GTE has the exclusive right and authority to enter into this Agreement and to dispose of an interest in and to the Property and in, to and under the Property Grant, in accordance with the terms hereof, and that no other person, firm or corporation has any proprietary or other interest in the same.

8. **OPTION ONLY:** Except for the U.S. $10,000. and the shares payments provided for in Sections 3.1.2.1 and 3.1.3.1 respectively and the U.S.$80,000 Expenditure provided for in Section 3.1.1.1, which payment and Expenditure QUICKSILVER hereby agrees to be bound to make and incur subject only to Exchange approval where applicable and, except as may be specifically provided for otherwise, nothing herein contained shall be construed as obligating

QUICKSILVER to do any acts or make any payments hereunder and any act or acts, or payment or payments as shall be made hereunder shall not be construed as obligating QUICKSILVER to do any further act or make any further payment. If this Agreement is terminated, QUICKSILVER shall not be bound thereafter in debt, damages or otherwise under this Agreement save and except as provided for in Section 5 and with respect to obligations arising from and prior to termination, and all payments made and Expenditures and commitments carried out theretofore by QUICKSILVER shall be retained by GTE in consideration for entering into this Agreement and for the rights conferred on QUICKSILVER thereby.

9. **NOTICES:** Any notice required to be given under this Agreement shall be deemed to be well and sufficiently given if hand delivered or if mailed by registered mail in Canada (save and except during the period of any interruption in the normal postal service within Canada) or sent by prepaid telegram or by fax or by email as follows:

In the case of GTE:

GTE Ventures Limited
c/o George Gorzynski
2483 Belloc Street
North Vancouver, British Columbia
Canada V7H 2K9

Emails: ggorzynski@attglobal.net and ericewen@idngh.com

and in the case of QUICKSILVER addressed as follows:

Quicksilver Ventures Inc.
Suite 1204-700 West Pender Street
Vancouver, British Columbia
Canada V6G 3C9

Fax: 604-683-8194

and any notice given as aforesaid shall be deemed to have been given, if delivered, when delivered, if faxed, when received, or if mailed, or telegraphed, on the third business day after the date of mailing or telegraphing thereof. Either party may from time to time by notice in writing change its address for the purposes of this Section.

10. **PAYMENTS:** Any Cash Payments to GTE which QUICKSILVER may make under the terms of this Agreement shall be in U.S. funds and shall be

deemed to have been well and sufficiently made in timely manner if wired transferred to GTE's bank account as follows:

Account Name:	GTE Ventures Ltd.
Account Number:	1290939
Bank:	Barclay Bank of Ghana
Address:	High Street, Accra
Ghana Swift Code:	BARCGHAC
Correspondent Bank:	Barclays PLC 222 Broadway, New York, New York USA 10038
USA Swift Code:	BARCUS33

Any Share Payments to GTE which QUICKSILVER may make under the terms of this Agreement shall be deemed to have been well and sufficiently made in timely manner if hand delivered to GTE or mailed to GTE at the address stipulated for receiving notices hereunder by prepaid registered mail from a point in Canada or before the date such payment is to be made.

11. **FORCE MAJEURE:** All obligations of QUICKSILVER and GTE may be suspended under this Agreement if one of the parties is prevented from complying with any of its obligations under any of this Agreement by actions of environmental pressure groups, strikes, lockouts, labor slowdowns, labor disturbances, illegal confinement, general shutdown of financial institutions, acts of God, wars, revolutions, unplanned explosion, fire, flood, fires, epidemics, earthquakes, volcanic eruptions, unavoidable accidents, uncontrollable delays in transportation, unusually severe weather, local, state or federal laws, rules, regulations or orders, orders or requirements of courts or government authorities, inability to obtain operating or other permits or licences required by government authorities, or any other restrictive occurrences beyond the reasonable control of QUICKSILVER or GTE (herein referred to as "Force Majeure"). Under any such conditions, the affected party shall have the right to declare the existence of a condition of Force Majeure during which time the affected party shall make all practical and timely efforts to resolve the Force Majeure condition. The time for the parties to comply with their obligations under this Agreement shall be extended for a period equal to the duration of the Force Majeure period.

12. **FURTHER ASSURANCES:** The parties hereto agree to execute all such further or other assurances and documents and to do or cause to be done all acts or things necessary to implement and carry into effect the provisions and intent of this Agreement.

13. **SUCCESSORS AND ASSIGNS:** This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

14. **SEVERABILITY:** If any one or more of the provisions contained herein should be invalid, illegal or unenforceable in any respect in any jurisdiction, the validity, legality and enforceability of such provisions shall not in any way be affected or impaired thereby in any other jurisdiction and the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

15. **PUBLIC DISCLOSURE AND CONFIDENTIALITY**

15.1 GTE acknowledges that QUICKSILVER is a publicly traded company on the Exchange and may be required to publicly disclose material details of this Agreement and other information about the Property.

15.2 GTE shall keep confidential and shall not make or cause to be made, any public disclosure of the details of this Agreement or any of the technical information from Mining Work on the Property except as mandated under Ghanaian laws and regulations. However any information QUICKSILVER issues as a news release, posts on its website or otherwise publicly discloses shall then be considered to be in the public domain and not subject to this Section 15.2. It is acknowledged by both parties that the Government of Ghana requires exploration and mining results from concessions such as the Property to be reported quarterly and in detail annually, and under the terms of the Property Grant this information is kept confidential by government authorities for a period of 12 months.

16. **AREA OF COMMON INTEREST:** There shall be an Area of Common interest extending ten kilometers beyond the current boundaries of the Property as outlined in Schedule "A" to this Agreement. Any and all mineral or surface rights within the Property or this Area of Common Interest acquired by either of the parties after the signing of this Agreement shall form part of this Agreement at no cost to the non-acquiring party.

17. **ARBITRATION:** If any question, difference or dispute shall arise between the parties or any of them in respect of any matter arising under this Agreement or in relation to the construction hereof, the same shall be determined by the award of three arbitrators to be named as follows:

(a) the party or parties sharing one side of the dispute shall name an arbitrator and give notice thereof to the party or parties sharing the other side of the dispute;

(b) the party or parties sharing the other side of the dispute shall, within fourteen (14) days of receipt of the notice, name an arbitrator; and

(c) the two arbitrators so named shall, within fifteen (15) days of the naming the latter of them, select a third arbitrator.

The decision of the majority of these arbitrators shall be made within thirty (30) days after the selection of the latter of them. The expense of the arbitration shall be borne equally by the parties to the dispute. If the parties on either side of the dispute fail to name their arbitrator within the time limit or to proceed with the arbitration, the arbitrator named may decide the question. The arbitration shall be conducted in accordance with the provisions of the Commercial Arbitration Act of the Province of British Columbia, Canada, and the decision of the arbitrator or a majority of the arbitrators, as the case may be, shall be conclusive and binding upon all the parties.

18. **GOVERNING LAW:** This Agreement shall be governed by and interpreted in accordance with the laws of the Province of British Columbia, Canada. The parties acknowledge that the Property Grant is governed by the laws of the Republic of Ghana and certain provisions of the Property Grant are governed by Ghanaian law.

19. **REGULATORY APPROVAL:** This Agreement shall be subject to acceptance for filing by the Exchange on the part of QUICKSILVER.

Signatures sent by fax or emailed scans of this Letter of Agreement shall be legally binding.

IN WITNESS WHEREOF the parties hereto have hereunto executed these presents as of the day and year first above written.

QUICKSILVER VENTURES INC.

per: ______________________________
Dan McCoy, President

GTE VENTURES LIMITED

per: ______________________________
Janet Tetteh
Managing Director

GTE VENTURES LTD.
CA–7678
BOX MS 62, ACCRA GHANA

____
George Gorzynski, P.Eng.
Director

SCHEDULE "A"

(ASUBURA RECONNAISSANCE LICENCE)

SCHEDULE "B"

(ZAKNET-GTE SALES CONTRACT – ASUBURA LICENCE)